News Release

For Immediate Release:	For More Information,
July 25, 2012	Contact: Richard H. Moore
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $2.5 million, or $0.15 per diluted common share, for the three months ended June 30, 2012, compared to $2.7 million, or $0.16 per diluted common share, recorded in the second quarter of 2011. For the six months ended June 30, 2012, the Company reported a net loss available to common shareholders of $3.5 million, or ($0.21) per diluted common share, compared to net income of $8.0 million, or $0.48 per diluted common share, for the six months ended June 30, 2011. The net loss reported for the first six months of 2012 was caused primarily by a higher provision for loan losses in the first quarter of 2012 related to non-covered loans.

Also impacting comparability from 2011 to 2012 was a significant gain recorded by the Company in 2011. In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina. The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

1

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2012 amounted to $33.0 million, a 4.4% decrease from the $34.5 million recorded in the second quarter of 2011. Net interest income for the six months ended June 30, 2012 amounted to $65.0 million, a 2.6% decrease from the $66.8 million recorded in the comparable period of 2011.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the second quarter of 2012 was 4.68%, a 24 basis point decrease compared to the 4.92% margin realized in the second quarter of 2011. For the six month period ended June 30, 2012, the Company’s net interest margin was 4.64% compared to 4.77% for the same period in 2011. The lower margins were primarily due to lower loan yields, as well as the mix of the Company’s earning assets being more concentrated in lower yielding short-term investments in 2012 compared to a larger concentration of higher yielding loans and securities in 2011.

The 4.68% net interest margin realized in the second quarter of 2012 was a nine basis point increase from the 4.59% margin realized in the first quarter of 2012. The increase was primarily a result of higher amounts of discount accretion on loans purchased in failed bank acquisitions recognized during the respective periods. As previously discussed, the impact of the changes in discount accretion on pretax income is only 20% of the gross amount of the change. See page 5 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments, including discount accretion on purchased loans.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $6.5 million in the second quarter of 2012 compared to $10.9 million for the second quarter of 2011. For the six months ended June 30, 2012, the Company recorded total provisions for loan losses of $28.0 million compared to $22.3 million for the comparable period of 2011.

The provision for loan losses on non-covered loans amounted to $5.2 million in the second quarter of 2012 compared to $7.6 million in the second quarter of 2011. The decline in provision was primarily due to stabilization in the Company’s assessment of the losses associated with its nonperforming non-covered loans. For the first six months of 2012, provision for loan losses on non-covered loans amounted to $23.8 million compared to $15.2 million for the same period of 2011. The higher provision for loan losses was primarily a result of an internal review of non-covered loans that occurred in the first quarter of 2012 that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believes may lead to a more timely resolution of the related credits.

The Company’s provisions for loan losses for covered loans amounted to $1.3 million and $3.3 million for the three months ended June 30, 2012 and 2011, respectively, and $4.3 million and $7.1 million for the six months ended June 30, 2012 and 2011, respectively. The lower provisions in 2012 were also due to stabilization in the Company’s assessment of the losses associated with its nonperforming covered loans. The majority of the provisions for loan losses on covered loans in 2011 and 2012 relate to loans assumed in the Company’s June 2009 acquisition of Cooperative Bank. As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

2

Total non-covered nonperforming assets have remained fairly stable over the past five quarter ends, ranging from $117 million to $132 million, or approximately 4.5% of total non-covered assets at June 30, 2012. During the three months ended June 30, 2012, as a part of a routine regulatory exam, the Company reclassified approximately $12 million of performing loans to “restructured loans – accruing” that had been renewed or modified in prior periods. Other than reclassifying these loans to a nonperforming asset category for disclosure purposes, this reclassification did not impact the Company’s financial statements.

Covered nonperforming assets have generally declined over that same period, amounting to $129 million at June 30, 2012 compared to $164 million at June 30, 2011.

Noninterest Income

Total noninterest income for the three months ended June 30, 2012 and 2011 was $1.8 million and $5.1 million, respectively, a decrease of $3.3 million, or 65.4%, that was primarily attributable to losses and write-downs on foreclosed properties (see discussion below). For the six months ended June 30, 2012 and 2011, the Company recorded noninterest income of $7.1 million and $19.3 million, respectively. The significant decrease in noninterest income for the six month period comparison is primarily the result of the previously discussed $10.2 million bargain purchase gain recorded in the acquisition of The Bank of Asheville during the first quarter of 2011.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area. For the second quarter of 2012, these losses amounted to $6.6 million for covered properties compared to $2.6 million in the second quarter of 2011. For the first six months of 2012, losses on covered properties amounted to $11.1 million compared to $7.5 million for the same period in 2011.

Losses on non-covered foreclosed properties amounted to $1.3 million for the second quarter of 2012 compared to $0.3 million in 2011. For the six months ended June 30, 2012, losses on non-covered foreclosed properties amounted to $2.0 million compared to $1.6 million for the same period of 2011.

As previously discussed, indemnification asset income is recorded to reflect additional amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. For the second quarter of 2012, indemnification asset income totaled $3.6 million compared to $1.8 million in the second quarter of 2011. For the six months ended June 30, 2012, indemnification asset income amounted to $7.7 million compared to $6.9 million for the same period of 2011.

The Company recorded $0.4 million in gains on sales of securities during the first six months of 2012 compared to $0.1 million in the comparable period of 2011.

Noninterest Expenses

Noninterest expenses amounted to $23.4 million in the second quarter of 2012, a 2.3% increase from the $22.9 million recorded in the same period of 2011. Noninterest expenses for the six months ended June 30, 2012 amounted to $47.8 million, a 0.3% decrease from the $48.0 million recorded in the first six months of 2011.

Personnel expense amounted to $13.0 million and $27.0 million for the three and six months ended June 30, 2012, respectively, compared to $12.6 million and $25.6 million for the comparable periods of 2011. The increase in personnel expense in 2012 is primarily associated with the hiring of additional employees in order to build the Company’s infrastructure, expand wealth management capabilities, and prepare the Company for future growth.

Other operating expenses amounted to $7.5 million and $7.1 million for the second quarters of 2012 and 2011, respectively, and $14.7 million and $15.9 million for six month periods ended June 30, 2012 and 2011, respectively. One of the largest categories of expense within this line item is collection expenses. Collection expenses on non-covered assets remained relatively stable for the periods presented. Collection expenses on covered assets (net of FDIC reimbursement) decreased in both periods and amounted to $0.3 and $0.8 million for the three and six months ended June 30, 2012, respectively, compared to $0.6 million and $1.4 million for the three and six months ended June 30, 2011, respectively.

3

Merger expenses associated with The Bank of Asheville acquisition in January 2011 amounted to $243,000 and $594,000 for the three and six months ended June 30, 2011. There were no comparable merger expenses in 2012.

Balance Sheet and Capital

Total assets at June 30, 2012 amounted to $3.3 billion, a 0.1% decrease from a year earlier. Total loans at June 30, 2012 amounted to $2.4 billion, a 0.2% decrease from a year earlier, and total deposits amounted to $2.8 billion at June 30, 2012, a 3.3% increase from a year earlier.

For the fourth consecutive quarter, the Company experienced growth in its non-covered loan portfolio, with non-covered loans increasing by $20 million during the three months ended June 30, 2012. At June 30, 2012, non-covered loans amounted to $2.1 billion, an increase of $74 million, or 3.6%, from a year earlier. The Company is actively pursuing lending opportunities.

The Company’s level of non-interest bearing checking accounts amounted to $381.4 million at June 30, 2012, an 18.0% increase from a year earlier, while interest-bearing checking accounts amounted to $472.3 million, an increase of 27.1% from a year earlier. Contributing to the increase in interest-bearing checking accounts was a shift into this category from customer repurchase agreements as a result of the repeal of the prohibition on banks paying interest on commercial deposit accounts. The overall growth in checking and other transaction accounts has allowed the Company to reduce its reliance on higher cost time deposits.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2012 of 16.23% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.36% at June 30, 2012, a decrease of 29 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “I am pleased with the Company’s performance this quarter, including earnings of $2.5 million, growth in non-covered loans and low cost deposits, and a strong net interest margin. We hope to build on this positive momentum in future quarters.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On April 30, 2012, the Company reported that it had reached an agreement to assume all of the deposits and acquire certain loans of the Gateway Bank & Trust Co. branch located in Wilmington, North Carolina. The acquired accounts will be transferred to one of the Company’s existing branches that is located nearby. The transaction is expected to occur on August 24, 2012, subject to regulatory approval.

•	On July 2, 2012, the Company opened a new branch in Salem, Virginia. This branch is the Company’s 7th branch in southwestern Virginia.

•	The Company is relocating its Biscoe, North Carolina branch and expects completion of the new building in the fourth quarter of 2012.
4

•	The Company expects to complete the relocation of its branch in Fort Chiswell, Virginia in the fourth quarter of 2012.

•	On June 18, 2012, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 25, 2012 to shareholders of record on June 30, 2012. This is the same dividend rate as the Company declared in the second quarter of 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

5

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,636	38,464
Interest on investment securities	1,640	1,962
Other interest income	178	103
Total interest income	37,454	40,529	(7.6%)
Interest expense
Interest on deposits	4,013	5,531
Other, primarily borrowings	490	518
Total interest expense	4,503	6,049	(25.6%)
Net interest income	32,951	34,480	(4.4%)
Provision for loan losses – non-covered loans	5,194	7,607	(31.7%)
Provision for loan losses – covered loans	1,273	3,327	(61.7%)
Total provision for loan losses	6,467	10,934	(40.9%)
Net interest income after provision for loan losses	26,484	23,546	12.5%
Noninterest income
Service charges on deposit accounts	2,967	3,294
Other service charges, commissions, and fees	2,340	2,070
Fees from presold mortgages	489	346
Commissions from financial product sales	432	409
Foreclosed property losses and write-downs – covered	(6,554)	(2,583)
Foreclosed property losses and write-downs – non-covered	(1,318)	(271)
Indemnification asset income, net	3,558	1,826
Securities gains (losses)	(3)	60
Other gains (losses)	(141)	(37)
Total noninterest income	1,770	5,114	(65.4%)
Noninterest expenses
Personnel expense	12,950	12,648
Occupancy and equipment expense	2,779	2,708
Intangibles amortization	223	226
Merger expenses	—	243
Other operating expenses	7,496	7,088
Total noninterest expenses	23,448	22,913	2.3%
Income before income taxes	4,806	5,747	(16.4%)
Income taxes	1,516	2,021	(25.0%)
Net income	3,290	3,726	(11.7%)

Preferred stock dividends	(829)	(812)
Accretion of preferred stock discount	—	(229)

Net income available to common shareholders	$2,461	2,685	(8.3%)

Earnings per common share – basic	$0.15	0.16	(6.3%)
Earnings per common share – diluted	0.15	0.16	(6.3%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$32,951	34,480
Tax-equivalent adjustment (1)	387	388
Net interest income, tax-equivalent	$33,338	34,868	(4.4%)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$70,678	75,271
Interest on investment securities	3,391	3,894
Other interest income	317	193
Total interest income	74,386	79,358	(6.3%)
Interest expense
Interest on deposits	8,306	11,534
Other, primarily borrowings	1,038	1,030
Total interest expense	9,344	12,564	(25.6%)
Net interest income	65,042	66,794	(2.6%)
Provision for loan losses – non-covered loans	23,751	15,177	56.5%
Provision for loan losses – covered loans	4,271	7,100	(39.9%)
Total provision for loan losses	28,022	22,277	25.8%
Net interest income after provision for loan losses	37,020	44,517	(16.8%)
Noninterest income
Service charges on deposit accounts	5,814	5,939
Other service charges, commissions, and fees	4,532	3,985
Fees from presold mortgages	900	641
Commissions from financial product sales	815	764
Gain from business acquisition	—	10,196
Foreclosed property losses and write-downs – covered	(11,101)	(7,517)
Foreclosed property losses and write-downs – non-covered	(2,006)	(1,624)
Indemnification asset income, net	7,663	6,866
Securities gains	449	74
Other gains (losses)	53	(17)
Total noninterest income	7,119	19,307	(63.1%)
Noninterest expenses
Personnel expense	27,038	25,561
Occupancy and equipment expense	5,630	5,442
Intangibles amortization	446	450
Merger expenses	—	594
Other operating expenses	14,709	15,909
Total noninterest expenses	47,823	47,956	(0.3%)
Income (loss) before income taxes	(3,684)	15,868	n/m
Income taxes (benefit)	(1,792)	5,767	n/m
Net income (loss)	(1,892)	10,101	n/m

Preferred stock dividends	(1,589)	(1,625)
Accretion of preferred stock discount	—	(458)

Net income (loss) available to common shareholders	$(3,481)	8,018	n/m

Earnings (loss) per common share – basic	$(0.21)	0.48	n/m
Earnings (loss) per common share – diluted	(0.21)	0.48	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$65,042	66,794
Tax-equivalent adjustment (1)	774	773
Net interest income, tax-equivalent	$65,816	67,567	(2.6%)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2012	2011	2012	2011
Return on average assets (1)	0.30%	0.32%	(0.21%)	0.48%
Return on average common equity (2)	3.55%	3.74%	(2.48%)	5.63%
Net interest margin – tax-equivalent (3)	4.68%	4.92%	4.64%	4.77%
Net charge-offs to average loans – non-covered	0.79%	1.75%	1.14%	1.87%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	16.29	17.04	16.29	17.04
Tangible book value – common	12.21	12.88	12.21	12.88
Common shares outstanding at end of period	16,973,008	16,862,536	16,973,008	16,862,536
Weighted average shares outstanding – basic	16,952,624	16,841,289	16,938,620	16,827,615
Weighted average shares outstanding – diluted	16,952,624	16,868,571	16,938,620	16,855,027

CAPITAL RATIOS
Tangible equity to tangible assets	8.31%	8.64%	8.31%	8.64%
Tangible common equity to tangible assets	6.36%	6.65%	6.36%	6.65%
Tier I leverage ratio	9.98%	10.17%	9.98%	10.17%
Tier I risk-based capital ratio	14.96%	15.74%	14.96%	15.74%
Total risk-based capital ratio	16.23%	17.00%	16.23%	17.00%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,313,764	3,327,238	$3,307,918	3,336,964
Loans	2,438,471	2,471,915	2,434,682	2,486,963
Earning assets	2,863,866	2,842,817	2,855,419	2,857,429
Deposits	2,811,673	2,785,998	2,795,592	2,788,624
Interest-bearing liabilities	2,572,379	2,617,122	2,570,825	2,627,799
Shareholders’ equity	342,352	352,619	345,273	352,285

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Net interest income – tax-equivalent (1)	$33,338	32,478	32,314	33,878	34,868
Taxable equivalent adjustment (1)	387	387	394	389	388
Net interest income	32,951	32,091	31,920	33,489	34,480
Provision for loan losses – non-covered	5,194	18,557	6,907	6,441	7,607
Provision for loan losses – covered	1,273	2,998	2,971	2,705	3,327
Noninterest income	1,770	5,349	3,423	3,486	5,114
Noninterest expense	23,448	24,375	24,192	23,958	22,913
Income (loss) before income taxes	4,806	(8,490)	1,273	3,871	5,747
Income tax expense (benefit)	1,516	(3,308)	289	1,314	2,021
Net income (loss)	3,290	(5,182)	984	2,557	3,726
Preferred stock dividends	829	760	794	815	812
Accretion of preferred stock discount	—	—	—	2,474	229
Net income (loss) available to common shareholders	2,461	(5,942)	190	(732)	2,685

Earnings (loss) per common share – basic	0.15	(0.35)	0.01	(0.04)	0.16
Earnings (loss) per common share – diluted	0.15	(0.35)	0.01	(0.04)	0.16

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2012	At March 31, 2012	At Dec. 31, 2011	At June 30, 2011	One Year Change
Assets
Cash and due from banks	$58,872	58,001	80,341	73,676	(20.1%)
Interest bearing deposits with banks	203,313	235,340	135,826	164,571	23.5%
Total cash and cash equivalents	262,185	293,341	216,167	238,247	10.0%

Investment securities	228,089	216,248	240,614	229,437	(0.6%)
Presold mortgages	4,053	7,003	6,090	2,466	64.4%

Loans – non-covered	2,114,906	2,094,524	2,069,152	2,040,714	3.6%
Loans – covered by FDIC loss share agreements	322,895	342,100	361,234	401,726	(19.6%)
Total loans	2,437,801	2,436,624	2,430,386	2,442,440	(0.2%)
Allowance for loan losses – non-covered	(47,523)	(46,455)	(35,610)	(34,465)	37.9%
Allowance for loan losses – covered	(5,931)	(6,372)	(5,808)	(5,540)	7.1%
Total allowance for loan losses	(53,454)	(52,827)	(41,418)	(40,005)	33.6%
Net loans	2,384,347	2,383,797	2,388,968	2,402,435	(0.8%)

Premises and equipment	73,642	72,343	69,975	68,898	6.9%
FDIC indemnification asset	116,902	113,405	121,677	142,894	(18.2%)
Intangible assets	69,287	69,510	69,732	70,184	(1.3%)
Other real estate owned – non-covered	37,895	36,838	37,023	31,849	19.0%
Other real estate owned – covered	70,850	79,535	85,272	102,883	(31.1%)
Other assets	81,505	64,986	54,956	44,456	83.3%
Total assets	$3,328,755	3,337,006	3,290,474	3,333,749	(0.1%)

Liabilities
Deposits:
Non-interest bearing checking accounts	$381,353	371,293	335,833	323,223	18.0%
Interest bearing checking accounts	472,342	468,691	423,452	371,693	27.1%
Money market accounts	541,319	522,350	509,801	497,112	8.9%
Savings accounts	160,137	157,619	146,481	145,576	10.0%
Brokered deposits	152,087	158,117	157,408	175,161	(13.2%)
Internet time deposits	23,439	27,955	29,902	40,677	(42.4%)
Other time deposits > $100,000	557,828	561,162	575,408	567,722	(1.7%)
Other time deposits	549,793	563,872	576,752	626,254	(12.2%)
Total deposits	2,838,298	2,831,059	2,755,037	2,747,418	3.3%

Repurchase agreements	—	—	17,105	68,608	(100.0%)
Borrowings	111,394	133,894	133,925	138,796	(19.7%)
Other liabilities	38,989	33,622	39,257	26,629	46.4%
Total liabilities	2,988,681	2,998,575	2,945,324	2,981,451	0.2%

Shareholders’ equity
Preferred stock	63,500	63,500	63,500	65,000	(2.3%)
Discount on preferred stock	—	—	—	(2,474)	(100.0%)
Common stock	105,437	105,068	104,841	105,141	0.3%
Retained earnings	179,298	178,195	185,491	188,737	(5.0%)
Accumulated other comprehensive income (loss)	(8,161)	(8,332)	(8,682)	(4,106)	98.8%
Total shareholders’ equity	340,074	338,431	345,150	352,298	(3.5%)
Total liabilities and shareholders’ equity	$3,328,755	3,337,006	3,290,474	3,333,749	(0.1%)

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Yield on loans	5.88%	5.80%	5.74%	6.04%	6.24%
Yield on securities – tax-equivalent (1)	3.69%	3.84%	3.95%	4.14%	3.90%
Yield on other earning assets	0.35%	0.29%	0.34%	0.29%	0.32%
Yield on all interest earning assets	5.31%	5.27%	5.29%	5.60%	5.77%

Rate on interest bearing deposits	0.66%	0.71%	0.77%	0.85%	0.91%
Rate on other interest bearing liabilities	1.54%	1.61%	1.27%	1.22%	1.25%
Rate on all interest bearing liabilities	0.70%	0.76%	0.81%	0.88%	0.93%
Total cost of funds	0.62%	0.67%	0.72%	0.78%	0.82%

Net interest margin – tax-equivalent (2)	4.68%	4.59%	4.55%	4.79%	4.92%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	3,290	2,578	1,730	3,339	4,014
Interest expense – reduced by premium amortization of deposits	22	33	58	96	130
Interest expense – reduced by premium amortization of borrowings	—	30	35	37	37
Impact on net interest income	$3,196	2,525	1,707	3,356	4,065

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011

Non-covered nonperforming assets
Nonaccrual loans	$73,918	69,665	73,566	75,013	71,570
Restructured loans - accruing	20,684	10,619	11,720	11,257	16,893
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	94,602	80,284	85,286	86,270	88,463
Other real estate	37,895	36,838	37,023	32,673	31,849
Total non-covered nonperforming assets	$132,497	117,122	122,309	118,943	120,312

Covered nonperforming assets (1)
Nonaccrual loans (2)	$39,075	42,369	41,472	36,536	37,057
Restructured loans - accruing	19,054	13,158	14,218	16,912	24,325
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	58,129	55,527	55,690	53,448	61,382
Other real estate	70,850	79,535	85,272	104,785	102,883
Total covered nonperforming assets	$128,979	135,062	140,962	158,233	164,265

Total nonperforming assets	$261,476	252,184	263,271	277,176	284,577
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.96%	1.68%	1.00%	1.87%	2.22%
Nonperforming loans to total loans	6.27%	5.57%	5.80%	5.74%	6.14%
Nonperforming assets to total assets	7.86%	7.56%	8.00%	8.39%	8.54%
Allowance for loan losses to total loans	2.19%	2.17%	1.70%	1.55%	1.64%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	0.79%	1.49%	1.09%	1.26%	1.74%
Non-covered nonperforming loans to non-covered loans	4.47%	3.83%	4.12%	4.19%	4.33%
Non-covered nonperforming assets to total non-covered assets	4.51%	4.02%	4.30%	4.21%	4.25%
Allowance for loan losses to non-covered loans	2.25%	2.22%	1.72%	1.67%	1.69%

(1)	Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2)	At June 30, 2012, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $60.4 million.